Exhibit 10.523

CHIRON CORPORATION

AMENDMENT NO. 1 TO THE
 2004 STOCK COMPENSATION PLAN

Effective December 1, 2005, the 2004 Stock Compensation Plan is hereby amended as follows:

1.                                       Section VII (b)(1) is hereby amended and restated in its entirety to read as follows:

“(1)                            AUTOMATIC SHARE RIGHT AWARD. Each Eligible Director shall receive an annual share rights grant (the “Automatic Share Right Award”) on the last business day of April each year (the “Automatic Grant Date”). However, with respect to the 2002 year, share rights shall be granted on June 30, 2003. An Automatic Share Right shall be fully vested and entitle the holder to receive a number of shares of Common Stock following cessation of service on the Board pursuant to his or her election, as described below. The number of share rights subject to each Automatic Share Right Award shall be that number of shares (rounded to the nearest whole share) equal to (i) $160,000 divided by (ii) the Fair Market Value of one share of Common Stock on the date of grant; provided that each Eligible Director who was newly elected or appointed on a date after the previous year’s Automatic Grant Date (or, with respect to the June 30, 2003 grants, after June 30, 2002), will receive in lieu thereof on the current Automatic Grant Date, an Automatic Share Right Award for a pro rata number of whole shares of Common Stock determined by multiplying $13,333 by the number of calendar months (calculated to the nearest whole month, but not to exceed 12) between the continuing Eligible Director’s election or appointment date and the current Automatic Grant Date and dividing the product by the Fair Market Value of one share of Common Stock on the Automatic Grant Date. In the event of a Change in Control which occurs on a date other than the Automatic Grant Date, each Eligible Director who is not to continue to serve as an Eligible Director following the Change in Control shall receive, on the effective date of the Change in Control, an Automatic Share Right Award for a pro rata number of whole shares of Common Stock determined by multiplying $13,333 by the number of calendar months (calculated to the nearest whole month, but not to exceed 12) between the last Automatic Grant Date prior to the Change in Control and the effective date of the Change in Control and dividing the product by the Fair Market Value of one share of Common Stock on the date of the Change in Control.

2.                                       Section VII(b)(4) is hereby amended and restated in its entirety to read as follows:

“(4)                            DISTRIBUTION ELECTIONS. Each Eligible Director shall elect to receive a distribution from his or her Share Right Account either (i) within thirty (30) days following his or her termination of Board service or (ii) on February 1 of the year following the year of his or her termination of Board service, and to receive payments from his or her Share Right Account either (i) in the form of a single lump sum or (ii) in up to ten (10) annual installments. Such election must be filed (i) before July 30, 2003 for directors eligible to receive Automatic Share Rights in the 2003 year, (ii) for all Eligible Directors first eligible to receive Automatic Share Right Awards in 2004, before the date of grant of the first Automatic Share Right and (iii) for all Eligible Directors first eligible to receive Automatic Share Right Awards after 2004, by the end of the calendar year immediately preceding the year of the award. An election will apply to any and all Automatic Share Right Awards received by the Eligible Director and will remain in effect until all payments from the Eligible Director’s Share Right Account have been made. An election made after 2004 shall become irrevocable on December 31 of the calendar year in which it is made. An Eligible Director may change the distribution election in effect for his or her Share Right Account by submitting that change to the Compensation Committee or its delegate in writing. However, the subsequent election shall have no force or effect and shall not become effective until the expiration of the 12-month period measured from the filing date of such election. In addition, such election shall be valid only if (A) such election defers any distribution for at least 5 years after the date that the distribution would have otherwise been made or commenced in the absence of such subsequent election and, (B) in the case of a scheduled distribution to be made in installments, such election is made at least twelve (12) months before the date of the first of the scheduled payments. In no event may any change to the distribution election in effect for a Share Right Account result in any acceleration of the distribution of that account under Code Section 409A. Notwithstanding the foregoing, each Eligible Director may change his or her prior election with respect to the time and form of distribution of his or her Share Right Account by submitting the new election on such form as provided by the Corporation on or prior to December 30, 2005.”

3.                                       A new Section VII(b)(6) is hereby added to read as follows:

“CHANGE IN CONTROL. A Change in Control shall deemed to have occurred as of the first day that any one or more of the following conditions is satisfied and regulatory approval has been granted if necessary:

(i)                                     The “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities representing more than thirty percent (30%) of the combined voting power of all securities of the Company is acquired, directly or indirectly, by a Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate thereof, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company); or

(ii)                                  During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in i. above) whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)                               The stockholders of the Company approve a definitive agreement to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan for liquidation, provided that such sale or liquidation has not been abandoned.

Notwithstanding anything else contained herein to the contrary, in no event shall a Change in Control be deemed to have occurred by reason of a purchase, or series of purchases of Corporation stock by Novartis or its successor such that the acquiring entity remains subject to the terms of that certain Governance Agreement dated as of November 20, 1994, as amended, provided the acquiring entity’s Corporation stock holdings, direct or indirect, in the aggregate, represent less than seventy-nine and nine-tenths of a percent (79.9%) of the combined voting power of all outstanding Corporation securities.”

4.                                       Except as otherwise amended hereunder, the provisions of the 2004 Stock Compensation Plan shall continue in full force and effect.